Exhibit 99.1
Bechtel Veteran Rick Smith Joins Evergreen Energy
Board of Directors

FOR IMMEDIATE RELEASE

DENVER, Wednesday, November 19, 2008—M. Richard (Rick) Smith, a 36 year power industry engineering, management, and M&A veteran and the former president of Fossil Power at Bechtel Power Corporation, has joined the board of directors of Evergreen Energy Inc., (NYSE Arca: EEE), a cleaner coal technology, energy production and environmental solutions company.
Smith was associated with Bechtel in various senior management roles for 30 years. Over the course of his career, he managed multiple power and energy projects and transactions totaling more than $10 billion.
Smith joins an Evergreen board that includes a former secretary of energy, a former vice chairman of the Federal Reserve, a Harvard Business School professor and senior executives of businesses in the natural gas, utility, energy retailing, and transportation industries. Nine of the ten board members are independent.
“Rick will add tremendous strategic value to our board and thoughtful, experienced insights to its deliberations based on his deep experience as a power engineering, construction, operations, and transactions executive,” said Kevin R. Collins, president and CEO.
“As we work to deliver on our commitment to build a commercial K-Fuel® coal refinery and maximize shareholder value in our strategic assets, Rick’s experience as an accomplished power industry operator and dealmaker will be an invaluable asset in our business development and construction activities,” added Collins.
“The decision by an industry veteran of Rick’s stature to join the Evergreen Energy board sends an important signal about the potential for K-Fuel® refined coal to deliver a realistic solution to today’s energy challenges,” said Robert J. Clark, chairman of the Evergreen board. “The entire board looks forward to Rick’s contributions as we work together to achieve Evergreen’s business goals and increase shareholder value.”

more

Evergreen Energy—Smith Board Appointment
November 19. 2008 – Page 2

Smith, 61, retired as president of Bechtel Fossil Power in 2007. During his two years at the helm, he managed Bechtel’s global fossil power engineering and construction business and contracted more than $5 billion in new construction work.
Before that, he was CEO of Intergen, a Bechtel-Shell joint venture that operated and eventually sold 17 power plants in Europe, Asia and the Americas through four transactions valued in excess of $2 billion.
As executive vice president of Bechtel Enterprises from 2000 to 2004, Smith was responsible for Bechtel’s development and investment activities in the energy sector and oversaw sale transactions for energy infrastructure interests and ventures valued at approximately $1.4 billion.
Smith was vice president of corporate development at Pacific Gas and Electric (PG&E) responsible for M&A and senior vice president of development at PG&E Generating Company -- responsible for all green field development and acquisition activities.
Smith holds a master’s degree in business administration from Golden Gate University, a master’s degree in mechanical engineering from Northeastern University and a bachelor’s of science degree in aerospace engineering from Auburn University.
Bechtel Power Corporation is Evergreen Energy’s engineering, construction, and procurement contractor for the patented K-Fuel® coal refinement and upgrading process that removes moisture and certain pollutants from lower-rank coals to create a more efficient and environmentally responsible coal fuel product.

About Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) refines coal into a cleaner, more efficient and affordable solid fuel that is available today to meet the growing energy demands of industrial and utility customers while addressing important environmental concerns. Visit www.evgenergy.com for more information.

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Contacts:
Analyst and Investors:	Media and Public Affairs
Jimmac Lofton	Paul Jacobson
VP Corporate Development	VP Corporate Communications
303-293-2992	303-293-2992
jlofton@evgenergy.com	pjacobson@evgenergy.com

Statements in this news release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.